SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934
(Amendment No. 4)
NATIONSBANK CORPORATION
(Name of Issuer)
Common Stock
(Title of Class of Securities)
638585109
(CUSIP Number)
Check the following box if a fee is
being paid with this statement.
(A fee is not required only if the
filing person: (1) has a previous
statement on file reporting beneficial
ownership of more than five percent of
the class of securities described in
Item 1; and (2) has filed no amendment
subsequent thereto reporting beneficial
ownership of five percent or less of
such class). (See Rule 13d-7).
The remainder of this cover page shall
be filled out for a reporting person's
initial filing on this form with
respect to the subject class of
securities, and for any subsequent
amendment containing information which
would alter the disclosures provided in
a prior cover page.
The information required in the
remainder of this cover page shall not
be deemed to be "filed" for the purpose
of Section 18 of the Securities
Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of
that section of the Act but shall be
subject to all other provisions of the
Act (however, see the Notes).
(Continued on following pages(s))
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
36082468
6
SHARED VOTING POWER
5775415
7
SOLE DISPOSITIVE POWER
26490119
8
SHARED DISPOSITIVE POWER
14351700
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
42879875
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
6.03
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
36082468
6
SHARED VOTING POWER
5775415
7
SOLE DISPOSITIVE POWER
26490119
8
SHARED DISPOSITIVE POWER
14351700
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
42879875
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
6.03
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Kentucky, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
4182
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
4126
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
4182
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
0.00
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
27842917
6
SHARED VOTING POWER
3074418
7
SOLE DISPOSITIVE POWER
24395374
8
SHARED DISPOSITIVE POWER
6718064
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
31759604
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
4.47
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Tennessee, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
307286
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
81463
8
SHARED DISPOSITIVE POWER
97504
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
310818
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .04
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank Texas Bancorporation, Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
705844
6
SHARED VOTING POWER
58199
7
SOLE DISPOSITIVE POWER
302280
8
SHARED DISPOSITIVE POWER
174167
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
776626
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .11
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBank of Texas, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
705844
6
SHARED VOTING POWER
58199
7
SOLE DISPOSITIVE POWER
302280
8
SHARED DISPOSITIVE POWER
174167
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
776626
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .11
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
TradeStreet Investment Associates,
Inc.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
63796
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
63796
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
63796
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .01
12
TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 638585109
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
Boatmen's Trust Company
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Missouri Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
7158443
6
SHARED VOTING POWER
2642798
7
SOLE DISPOSITIVE POWER
1643080
8
SHARED DISPOSITIVE POWER
7361965
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
10028645
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
1.41
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
NationsBank Corporation
Item 1(b) Address of Issuer's
Principal Executive Offices:
NationsBank Corporate Center
Charlotte, North Carolina 28255
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NB Holdings Corporation
(c) NationsBank of Kentucky, N.A.
(d) NationsBank, N.A.
(e) NationsBank of Tennessee, N.A.
(f) NationsBank Texas Bancorporation,
Inc. (g) NationsBank of Texas, N.A.
(h) TradeStreet Investment Associates,
Inc.
(i) Boatmen's Trust Company
Item 2(b) Address of Principal
Business Office or, if none,
Residence:
(a) 101 South Tryon Street,
NationsBank Plaza, Charlotte, North
Carolina 28255 (b) 100 North Tryon
Street, NationsBank Corporate Center,
Charlotte, North Carolina 28255
(c) 72 South Main Street,
Hopkinsville, Kentucky 42240
(d) 110 South Tryon Street,
NationsBank Plaza, Charlotte, North
Carolina 28255 (e) One NationsBank
Plaza, Nashville, Tennessee 37219-1697
(f) 100 North Tryon Street,
NationsBank Corporate Center,
Charlotte, North Carolina 28255
(g) 901 Main Street, Dallas, Texas
75202 (h) 101 South Tryon Street, 10th
Floor, Charlotte, North Carolina 28255
(i) Boatmen's Tower, 100 North
Broadway, St. Louis, Missouri 63102
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) North Carolina corporation
(c) U.S. National Banking Association
(d) U.S. National Banking Association
(e) U.S. National Banking Association
(f) Delaware corporation
(g) U.S. National Banking Association
(h) Maryland corporation
(i) Missouri corporation
Item 2(d) Title of Class of
Securities: Common Stock
Item 2(e) CUSIP Number:
638585109
Item 3 If this statement is filed
pursuant to Rules 13d-1 (b), or
13d2(b), check whether the person
filing
is a:
(a)
Broker or Dealer registered under
Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of
the Act
(c)
Insurance Company as defined in
Section 3(a)(19) of the Act
(d)
Investment Company registered under
Section 8 of the Investment
Company Act
(e)
X
Investment Advisor registered under
Section 203 of the
Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund
which is subject to the
provisions of the Employee Retirement
Income Security Act of 1974 or
Endowment Fund; see Sub-section 240.13d
1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance
with Sub-section
240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section
240.13d-1(b)(1)(ii)(H)
The following entities are holding
companies:
NationsBank Corporation
NB Holdings Corporation
NationsBank, N.A.
NationsBank Texas Bancorporation, Inc.
The following entities are banks:
NationsBank of Kentucky, N.A.
NationsBank, N.A.
NationsBank of Tennessee, N.A.
NationsBank of Texas, N.A.
Boatmen's Trust Company
The following entities are registered
investment advisors:
TradeStreet Investment Associates,
Inc.
Item 4 Ownership:
With respect to the beneficial ownership
of the reporting entity as of 12/31/97,
see
Items 5 through 11, inclusive, of the
respective cover pages of this Schedule
13G applicable to such entity which are
incorporated herein by reference.
Item 5 Ownership of Five Percent or Less
of a Class:
If this statement is being filed to
report the fact that as of the date
hereof the reporting person has ceased
to be the beneficial owner of more than
five percent of the class of
securities, check the following
Item 6 Ownership of More Than Five
Percent on Behalf of Another Person:
To the extent that the reported shares
are held in various fiduciary accounts,
dividends and the proceeds of such
shares are payable to other persons,
including such accounts, the
beneficiaries or settlors thereof or a
combination of such persons. In certain
instances, other
persons (including beneficiaries and
settlors) may
be deemed to have the
power to direct receipt of dividends or
the proceeds of the sale of shares
reported herein. To the best of the
undersigned's knowledge and belief, no
one other person has such an economic
interest relating to more than 5% of the
class of reported shares.
Item 7 Identification and Classification
of the Subsidiary Which Acquired
the Security Being Reported on By the
Parent Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of
the Securities Exchange Act of 1934,
NationsBank Corporation is filing this
Schedule 13G as a parent holding company
of the following:
a. NB Holdings Corporation, which is a
holding company of its subsidiaries,
NationsBank of Kentucky, N.A.
NationsBank, N.A.
Boatmen's Trust Company
NationsBank of Tennessee, N.A.
classifiable under Item 3(b) as Banks as
defined in Section 3(a)(6) of the
Securities Exchange Act of 1934.
b. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank Texas Bancorporation, Inc.,
which is a holding company of its
subsidiary, NationsBank of Texas, N.A.,
classifiable under Item 3(b) as a Bank
as defined in Section 3(a)(6) of the
Securities Exchange Act of 1934.
c. NB Holdings Corporation, which is a
holding company of its subsidiary,
NationsBank, N.A., which is a holding
company of its subsidiary, TradeStreet
Investment Associates, Inc., a
registered investment advisor under the
Investment Advisors Act of 1940.
Item 8 Identification and Classification
of Members of the Group:
Except for the relationships referred to
in Item 7 hereof, the reporting entities
do not affirm the existence of a group.
This Form is filed on behalf of each of
the entities listed in Item 2(a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the
best of my knowledge and belief, the
securities referred to above were
acquired in the ordinary course of
business and were not acquired for the
purpose of and do not have the effect of
changing or influencing the control of
the issuer of such securities and were
not acquired in connection with or as a
participant in any transaction having
such purpose or effect. Signature
After reasonable inquiry and to the best
of my knowledge and belief, I certify
that
the information set forth in this
statement is true, complete and
correct. NATIONSBANK CORPORATION
NB HOLDINGS CORPORATION
NATIONSBANK OF KENTUCKY, N.A.
NATIONSBANK, N.A.
NATIONSBANK OF TENNESSEE, N.A.
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
TRADESTREET INVESTMENT ASSOCIATES,
INC.
BOATMEN'S TRUST COMPANY
Date: February 17, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President